Exhibit 10.5

ESCROW AGREEMENT

THIS ESCROW AGREEMENT (this “Agreement”) made and entered into as of this 16th day of July, 2013 by and among Dividend Capital Securities LLC, a Colorado limited liability company (the “Dealer Manager”), Industrial Property Trust Inc., a Maryland corporation (the “Company”), and UMB Bank, N.A., as escrow agent, a national banking association organized and existing under the laws of the United States of America (the “Escrow Agent”).

RECITALS

WHEREAS, the Company proposes to offer and sell up to $1.5 billion of its shares of common stock (the “Shares”), on a best-efforts basis (excluding the shares of its common stock to be offered and sold pursuant to the Company’s distribution reinvestment plan), at an initial purchase price of $10.00 per share (the “Offering”) to investors pursuant to the Company’s Registration statement on Form S-11 (File No. 333-184126) filed with the Securities and Exchange Commission (the “SEC”), as amended or supplemented from time to time (the “Offering Document”);

WHEREAS, the Dealer Manager has been engaged by the Company to offer and sell the Shares on a best efforts basis through a network of participating broker-dealers (the “Dealers”);

WHEREAS, the Company has agreed that the subscription price paid by subscribers for shares will be refunded to such subscribers if at least $2.0 million of gross offering proceeds from at least one-hundred persons who are not affiliated with the Company or Industrial Property Advisors LLC (the “Advisor”) (the “Minimum Offering”) has not been raised within one year from the date the Offering Document becomes effective with the SEC (the “Closing Date”);

WHEREAS, the Dealer Manager and the Company desire to establish an escrow account (the “Escrow Account”), as further described herein in which funds received from subscribers will be deposited into an interest-bearing account entitled “UMB, N.A., as Escrow Agent for Industrial Property Trust Inc.” and the Company desires that UMB Bank, N.A. act as escrow agent to the Escrow Account and Escrow Agent is willing to act in such capacity;

WHEREAS, deposits received from residents from the State of Ohio (the “Ohio Subscribers”) will remain in the Escrow Account until the conditions applicable to Ohio Subscribers set forth in Section 2 hereof have been satisfied;

WHEREAS, the Escrow Agent has engaged DST Systems, Inc. (the “Transfer Agent”) to examine for “good order” subscriptions and to act as record keeper, maintaining on behalf of the Escrow Agent the ownership records for the Escrow Account. In so acting the Transfer Agent shall be acting solely in the capacity of agent for the Escrow Agent and not in any capacity on behalf of the Company or the Dealer Manager, nor shall they have any interest other than that provided in this Agreement in assets in Transfer Agent’s possession as the agent of the Escrow Agent; and

WHEREAS, in order to subscribe for Shares during the Escrow Period (as defined below), a subscriber must deliver the full amount of its subscription: (i) by check made payable to the order of UMB Bank, N.A., as Escrow Agent for Industrial Property Trust Inc. in U.S. dollars or (ii) by wire transfer of immediately available funds or Automated Clearing House (ACH) in U.S. dollars, made payable as provided in Section 10(2).

AGREEMENT

NOW, THEREFORE, the Dealer Manager, the Company and Escrow Agent agree to the terms of this Agreement as follows:

1. Establishment of Escrow Account; Escrow Period. On or prior to the commencement of the offering of Shares pursuant to the Offering Document, the Company shall establish the Escrow Account with the Escrow Agent, which shall be entitled “UMB Bank, N.A., as Escrow Agent for Industrial Property Trust Inc.” The Escrow Agent hereby agrees to maintain the funds contributed by the Ohio Subscribers in a manner in which they may be separately accounted for by the records of the Transfer Agent so that the requirements set forth in Section 2 of this Agreement with respect to Ohio Subscribers can be satisfied. This Agreement shall be effective on the date on which the Offering Document becomes effective and the Company shall notify the Transfer Agent and the Escrow Agent of the effective date of the Offering Document. Except as set forth below with respect to Ohio Subscribers, the escrow period shall commence upon the effectiveness of this Agreement and shall continue until the earlier of (i) the date upon which the Company has raised the Minimum Offering, (ii) the Closing Date, or (iii) the termination of the Offering by the Company prior to the receipt of the Minimum Offering (the “Escrow Period”). With respect to Ohio Subscribers, the Escrow Period shall continue until the earlier of (x) the date upon which the Company has raised at least $7.0 million of gross offering proceeds from all subscribers (the “Ohio Minimum Offering”), (y) the Closing Date, if the Company has not raised the Minimum Offering by the Closing Date or (z) the termination of the Offering by the Company prior to the occurrence of (x) or (y).

2. Operation of the Escrow.

(a) Deposits in the Escrow Account. During the Escrow Period, persons subscribing to purchase Shares will be instructed by the Company, the Dealer Manager and the Dealers to make checks for subscriptions payable to the order of “UMB Bank, N.A., as Escrow Agent for Industrial Property Trust Inc.” Any Dealer receiving a check not conforming to the foregoing instructions shall return such check directly to such subscriber not later than the end of the next business day following its receipt. Checks received by the Dealer which conform to the foregoing instructions shall be transmitted for deposit in accordance with the following procedures. Where, pursuant to a Dealer’s internal supervisory procedures, internal supervisory review is conducted at the same location at which subscription documents and checks are initially received from subscribers, checks will be transmitted by the end of the next business day following receipt of the subscription documents and checks by the Dealer to the Escrow Agent until the Minimum Offering has been achieved, with respect to subscribers other than Ohio Subscribers (“Non-Ohio Subscribers”), or until the Ohio Minimum Offering has been achieved, with respect to Ohio Subscribers. After the Minimum Offering has been achieved, in the case of Non-Ohio Subscribers, or after the Ohio Minimum Offering has been achieved, in the case of Ohio Subscribers, such subscription documents and checks will be transmitted by the end of the next business day following receipt of the subscription documents and such checks by the Dealer to the Company or to such other account or agent as directed by the Company. Where, pursuant to a Dealer’s internal supervisory procedures, final internal supervisory review is conducted at a different location (the “Final Review Office”), subscription documents and checks will be transmitted to the Final Review Office by the end of the next business day following receipt of the subscription documents and checks by the Dealer. The Final Review Office will transmit such subscription documents and checks by the end of the next business day following receipt by the Final Review Office to the Escrow Agent until the Minimum Offering has been achieved, with respect to Non-Ohio Subscribers, or until the Ohio Minimum Offering has been achieved, with respect to Ohio Subscribers. After the Minimum Offering has been achieved, with respect to Non-Ohio Subscribers, or after the Ohio Minimum Offering has been achieved, with respect to Ohio Subscribers, such subscription documents and checks will be transmitted by the end of the next business day following receipt by the Final Review Office to the Company or to such other account or agent as directed by the Company.

Dealers shall deliver checks and completed subscription documents via overnight courier to the Escrow Agent at the address as provided for in Section 10(2), and wires or Automated Clearing House (ACH) payments shall be transmitted directly to the Escrow Account. Deposits shall be held in the Escrow Account until such funds are disbursed in accordance with this Agreement. Prior to disbursement of the funds deposited in the Escrow Account, such funds shall not be subject to claims by creditors of the Company or any of its affiliates. If any of the instruments of payment are returned to the Escrow Agent for nonpayment prior to raising the Minimum Offering, with respect to Non-Ohio Subscribers, or prior to raising the Ohio Minimum Offering, with respect to Ohio Subscribers, the Escrow Agent shall promptly notify the Transfer Agent and the Company in writing via mail, email or facsimile of such nonpayment, and the Escrow Agent is authorized to debit the Escrow Account in the amount of such returned payment and the Transfer Agent shall delete the appropriate account from the records maintained by the Transfer Agent. Within 15 days from the date of receipt of each subscription, the Company will determine whether or not the subscription is to be accepted or rejected in whole or in part. Within 10 business days of receipt by the Escrow Agent of written notice from the Company, or as soon thereafter as practicable, that a subscription has been rejected, the Escrow Agent shall transfer by check the funds and all interest, if any, earned thereon, of any subscribers whose subscription has been rejected since the commencement of the Offering. The Transfer Agent will maintain a written account of each sale, which account shall set forth, among other things, the following information: (i) the subscriber’s name and address, (ii) the subscriber’s social security number, (iii) the number of Shares purchased by such subscriber, and (iv) the amount paid by such subscriber for such Shares. During the Escrow Period neither the Company nor the Dealer Manager will be entitled to any funds received into the Escrow Account.

(b) Distribution of the Funds in the Escrow Account With Respect to Non-Ohio Subscribers. If at any time on or prior to the Closing Date, the Minimum Offering has been raised, then upon the happening of such event, the funds in the Escrow Account shall remain in the Escrow Account until the Escrow Agent receives written direction provided by the Company and the Dealer Manager instructing the Escrow Agent to deliver such funds as the Company shall direct. The Escrow Agent shall release funds and any interest or other income earned thereon from the Escrow Account as directed by the Company pursuant to written instruction that the Company shall provide to the Escrow Agent from time to time.

(c) Distribution of the Funds in the Escrow Account if the Minimum Offering Has Not Been Raised. If the Company has not raised the Minimum Offering on or prior to the Closing Date, the Transfer Agent shall provide the Escrow Agent the information needed to return the funds in the Escrow Account, together with any interest thereon, to each respective subscriber, and the Escrow Agent shall promptly (but in no event later that 30 business days following the Closing Date) create and dispatch checks and wires drawn on the Escrow Account to return the amount of the funds in the Escrow Account, together with their pro rata share of any interest thereon, without deduction, penalty or expense, to the respective subscribers, and the Escrow Agent shall notify the Company and the Dealer Manager of its distribution of the funds. The subscription payments returned to each subscriber shall be free and clear of any and all claims of the Company or any of its creditors.

(d) Distribution of the Funds in the Escrow Account With Respect to Ohio Subscribers.

(i) Notwithstanding anything to the contrary herein, disbursements of funds contributed by Ohio Subscribers and any interest or other income earned thereon may only be distributed in compliance with the provisions of Section 2(c) or this Section 2(d). Irrespective of any disbursement of funds from the Escrow Account pursuant to Section 2(b) hereof, the Escrow Agent will continue to place deposits from Ohio Subscribers into the Escrow Account, until such time as the Ohio Minimum Offering has been raised (including amounts previously disbursed as directed by the Company and the amounts then held in the Escrow Account), at which time the Company and the Dealer Manager will provide the Escrow Agent with written direction to deliver such funds from Ohio Subscribers and any interest or other income earned thereon from the Escrow Account as the Company shall direct. The Escrow Agent shall release such funds and any interest or other income earned thereon from the Escrow Account as directed by the Company pursuant to written instruction that the Company shall provide to the Escrow Agent from time to time.

(ii) If the Company has not received total subscriptions equal to at least the Ohio Minimum Offering prior to the termination of the Offering (including amounts previously disbursed as directed by the Company and the amounts then held in the Escrow Account), then the Transfer Agent shall provide the Escrow Agent the information needed to return the funds in the Escrow Account, together with any interest thereon, to each respective Ohio Subscriber, and the Escrow Agent shall promptly (but in no event later that 30 business days following the termination of the Offering) create and dispatch checks and wires drawn on the Escrow Account to return the amount of the funds in the Escrow Account, together with their pro rata share of any interest or other income earned thereon, without deduction, penalty or expense, to the respective Ohio Subscribers, and the Escrow Agent shall notify the Company and the Dealer Manager of its distribution of the funds. The subscription payments returned to each Ohio Subscriber shall be free and clear of any and all claims of the Company or any of its creditors.

3. Funds in the Escrow Account. Upon receipt of funds from subscribers of Shares pursuant to the Offering, the Escrow Agent shall hold such funds in escrow pursuant to the terms of this Agreement. All such funds held in the Escrow Account shall be invested, and reinvested by the Escrow Agent without unreasonable delay, in UMB Money Market Special, an interest-bearing bank account, and any other investments permitted under Rule 15c2-4 of the Securities Exchange Act of 1934, as amended. All funds in the Escrow Account shall at all times be placed in interest-bearing accounts unless otherwise determined by the Company.

The Escrow Agent shall be entitled to sell or redeem any such investment as necessary to make any distributions required under this Agreement and shall not be liable or responsible for any loss resulting from any such sale or redemption.

Interest, if any, resulting from the investment of the funds in the Escrow Account shall be distributed according to this Agreement.

The Escrow Agent shall provide to the Company monthly statements (or more frequently as reasonably requested by the Company) on the account balance in the Escrow Account and the activities in such account since the last report. Such periodic statements shall identify the account balance and the activities since the last report.

4. Duties of the Escrow Agent. The Escrow Agent shall have no duties or responsibilities other than those expressly set forth in this Agreement, and no implied duties or obligations shall be read into this Agreement against the Escrow Agent. The Escrow Agent is not a party to, or bound by, any other agreement among the other parties hereto with respect to the subject matter hereof, and the Escrow Agent’s duties shall be determined solely by reference to this Agreement. The Escrow Agent shall have no duty to enforce any obligation of any person, other than as provided herein. The Escrow Agent shall be under no liability to anyone by reason of any failure on the part of any party hereto or any maker, endorser or other signatory of any document or any other person to perform such person’s obligations under any such document.

5. Liability of the Escrow Agent; Indemnification. The Escrow Agent acts hereunder as a depository only. The Escrow Agent is not responsible or liable in any manner for the sufficiency, correctness, genuineness or validity of this Agreement or with respect to the form of execution of the same. The Escrow Agent shall not be liable for any action taken or omitted by it, or any action suffered by it to be taken or omitted, in good faith, and in the exercise of its own best judgment, and may rely conclusively and shall be protected in acting upon any order, notice, demand, certificate, opinion or advice of counsel (including counsel chosen by the Escrow Agent), statement, instrument, report or other paper or document (not only as to its due execution and the validity and effectiveness of its provisions, but also as to the truth and acceptability of any information therein contained) which is reasonably believed by the Escrow Agent to be genuine and to be signed or presented by the proper person(s). The Escrow Agent shall not be held liable for any error in judgment made in good faith by an officer or employee of it unless it shall be proved that the Escrow Agent was grossly negligent or reckless in ascertaining the pertinent facts or acted intentionally in bad faith. The Escrow Agent shall not be bound by any notice of demand, or any waiver, modification, termination or rescission of this Agreement or any of the terms hereof, unless evidenced by a writing delivered to the Escrow Agent signed by the proper party or parties and, if the duties or rights of the Escrow Agent are affected, unless it shall give its prior written consent thereto.

The Escrow Agent may consult legal counsel and shall exercise reasonable care in the selection of such counsel, in the event of any dispute or question as to the construction of any provisions hereof or its duties hereunder, and it shall incur no liability and shall be fully protected in acting in accordance with the reasonable opinion or instructions of such counsel.

The Escrow Agent shall not be responsible, may conclusively rely upon and shall be protected, indemnified and held harmless by the Company, for the sufficiency or accuracy of the form of, or the execution, validity, value or genuineness of any document or property received, held or delivered by it hereunder, or of the signature or endorsement thereon, or for any description therein; nor shall the Escrow Agent be responsible or liable in any respect on account of the identity, authority or rights of the persons executing or delivering or purporting to execute or deliver any document, property or this Agreement.

In the event that the Escrow Agent shall become involved in any arbitration or litigation relating to the funds in the Escrow Account, it is authorized to comply with any decision reached through such arbitration or litigation.

The Company, hereby agrees to indemnify the Escrow Agent for, and to hold it harmless against any loss, liability or expense incurred in connection herewith without gross negligence, recklessness or willful misconduct on the part of the Escrow Agent, including without limitation reasonable and documented legal or other fees arising out of or in connection with its entering into this Agreement and carrying out its duties hereunder, including without limitation the costs and expenses of defending itself against any claim of liability in the premises or any action for interpleader. The Escrow Agent shall not be under any obligation to institute or defend any action, suit, or legal proceeding in connection herewith, unless first indemnified and held harmless to its satisfaction in accordance with the foregoing, except that it shall not be indemnified against any loss, liability or expense arising out of its own gross negligence, recklessness or willful misconduct. Such indemnity shall survive the termination or discharge of this Agreement or resignation of the Escrow Agent.

6. The Escrow Agent’s Fee. Escrow Agent shall be entitled to fees and expenses for its regular services as Escrow Agent as set forth in Exhibit A. Additionally, Escrow Agent is entitled to reasonable fees for extraordinary services and reimbursement of any reasonable out of pocket and extraordinary costs and expenses related to its obligations as Escrow Agent under this Agreement, including, but not limited to, reasonable attorneys’ fees. All of the Escrow Agent’s compensation, costs and expenses shall be paid by the Company.

7. Security Interests. No party to this Agreement shall grant a security interest in any monies or other property deposited with the Escrow Agent under this Agreement, or otherwise create a lien, encumbrance or other claim against such monies or borrow against the same.

8. Dispute. In the event of any disagreement between the undersigned or the person or persons named in the instructions contained in this Agreement, or any other person, resulting in adverse claims and demands being made in connection with or for any papers, money or property involved herein, or affected hereby, the Escrow Agent shall be entitled to refuse to comply with any demand or claim, as long as such disagreement shall continue, and in so refusing to make any delivery or other disposition of any money, papers or property involved or affected hereby, the Escrow Agent shall not be or become liable to the undersigned or to any person named in such instructions for its refusal to comply with such conflicting or adverse demands, and the Escrow Agent shall be entitled to refuse and refrain to act until: (a) the rights of the adverse claimants shall have been fully and finally adjudicated in a Court assuming and having jurisdiction of the parties and money, papers and property involved herein or affected hereby, or (b) all differences shall have been adjusted by agreement and the Escrow Agent shall have been notified thereof in writing, signed by all the interested parties.

9. Resignation of Escrow Agent. Escrow Agent may resign or be removed, at any time, for any reason, by written notice of its resignation or removal to the proper parties at their respective addresses as set forth herein, at least 60 days before the date specified for such resignation or removal to take effect; upon the effective date of such resignation or removal:

(a) All cash and other payments and all other property then held by the Escrow Agent hereunder shall be delivered by it to such successor escrow agent as may be designated in writing by the Company, whereupon the Escrow Agent’s obligations hereunder shall cease and terminate;

(b) If no such successor escrow agent has been designated by such date, all obligations of the Escrow Agent hereunder shall, nevertheless, cease and terminate, and the Escrow Agent’s sole responsibility thereafter shall be to keep all property then held by it and to deliver the same to a person designated in writing by the Company or in accordance with the directions of a final order or judgment of a court of competent jurisdiction.

(c) Further, if no such successor escrow agent has been designated by such date, the Escrow Agent may petition any court of competent jurisdiction for the appointment of a successor agent; further the Escrow Agent may pay into court all monies and property deposited with Escrow Agent under this Agreement.

10. Notices. All notices, demands and requests required or permitted to be given under the provisions hereof must be in writing and shall be deemed to have been sufficiently given, upon receipt, if (i) personally delivered, (ii) sent by telecopy and confirmed by phone or (iii) mailed by registered or certified mail, with return receipt requested, or by overnight courier with signature required, delivered to the addresses set forth below, or to such other address as a party shall have designated by notice in writing to the other parties in the manner provided by this paragraph:

(1) If to Company:	Industrial Property Trust Inc.
518 Seventeenth Street, 17th Floor
Denver, Colorado 80202
Telephone: (303) 228-2200
Facsimile: (303) 869-4602
Attention: Joshua J. Widoff

(2) If to the Escrow Agent:	UMB Bank, N.A., as Escrow Agent for Industrial Property Trust Inc.
1010 Grand Blvd., 4th Floor
Mail Stop: 1020409
Kansas City, Missouri 64106
Attention: Lara Stevens,
Corporate Trust & Escrow Services
Telephone: (816) 860-3017
Facsimile: (816) 860-3029

Escrow Agent Wiring Instructions:
UMB Bank, N.A.
ABA Routing Number: 101000695
Account Number: 9872012798
Account Name: UMB Bank Escrow Agent for Industrial Property Trust Inc.

Checks Payable Information:
UMB Bank, N.A., as Escrow Agent for Industrial Property Trust Inc.
Attention: Lara Stevens, Corporate Trust 1010 Grand Boulevard, 4th Floor Mail Stop 1020409 Kansas City, Missouri 64106

(3) If to Dealer Manager:	Dividend Capital Securities LLC
518 Seventeenth Street, 12th Floor
Denver, Colorado 80202
Telephone: (303) (303) 228-2200
Facsimile: (303) 226-9899
Attn: Charles Murray

11. Governing Law. This Agreement shall be construed and enforced in accordance with the laws of the State of Colorado without regard to the principles of conflicts of law.

12. Binding Effect; Benefit. This Agreement shall be binding upon and inure to the benefit of the permitted successors and assigns of the parties hereto.

13. Modification. This Agreement may be amended, modified or terminated at any time by a writing executed by the Dealer Manager, the Company and the Escrow Agent.

14. Assignability. This Agreement shall not be assigned by the Escrow Agent without the Company’s prior written consent.

15. Counterparts. This Agreement may be executed in one or more counterparts, each of which will be deemed an original, but all of which together will constitute one and the same instrument. Copies, telecopies, facsimiles, electronic files and other reproductions of original executed documents shall be deemed to be authentic and valid counterparts of such original documents for all purposes, including the filing of any claim, action or suit in the appropriate court of law.

16. Headings. The section headings contained in this Agreement are inserted for convenience only, and shall not affect in any way, the meaning or interpretation of this Agreement.

17. Severability. This Agreement constitutes the entire agreement among the parties and supersedes all prior and contemporaneous agreements and undertakings of the parties in connection herewith. No failure or delay of the Escrow Agent in exercising any right, power or remedy may be, or may be deemed to be, a waiver thereof; nor may any single or partial exercise of any right, power or remedy preclude any other or further exercise of any right, power or remedy. In the event that any one or more of the provisions contained in this Agreement, shall, for any reason, be held to be invalid, illegal or unenforceable in any respect, then to the maximum extent permitted by law, such invalidity, illegality or unenforceability shall not affect any other provision of this Agreement.

18. Earnings Allocation; Tax Matters; Patriot Act Compliance; OFAC Search Duties. The Escrow Agent, or its agent shall provide each subscriber with an applicable Form 1099 for amounts paid pursuant to Section 2 in a timely manner. The Company shall provide to Escrow Agent upon the execution of this Agreement any documentation requested and any information reasonably requested by the Escrow Agent to comply with the USA Patriot Act of 2001, as amended from time to time. The Transfer Agent shall complete an OFAC search, in compliance with its policy and procedures, of each subscription check and shall inform the Company if a subscription check fails the OFAC search. The Dealer Manager shall provide a copy of each subscription check in order that the Transfer Agent may perform such OFAC search.

19. Miscellaneous. This Agreement shall not be construed against the party preparing it, and shall be construed without regard to the identity of the person who drafted it or the party who caused it to be drafted and shall be construed as if all parties had jointly prepared this Agreement and it shall be deemed their joint work product, and each and every provision of this Agreement shall be construed as though all of the parties hereto participated equally in the drafting hereof; and any uncertainty or ambiguity shall not be interpreted against any one party. As a result of the foregoing, any rule of construction that a document is to be construed against the drafting party shall not be applicable.

20. Third Party Beneficiaries. The Transfer Agent shall be a third party beneficiary under this Agreement, entitled to enforce any rights, duties or obligations owed to it under this Agreement notwithstanding the terms of any other agreements between the Transfer Agent and any party hereto.

21. Termination of the Escrow Agreement. This Agreement, except for Sections 5 and 9 hereof, which shall continue in effect, shall terminate upon written notice from the Company to the Escrow Agent. Unless otherwise provided, final termination of this Agreement shall occur on the date that all funds held in the Escrow Account are distributed either (a) to the Company or to subscribers and the Company has informed the Escrow Agent in writing to close the Escrow Account or (b) to a successor escrow agent upon written instructions from the Company.

22. Relationship of Parties. The Dealer Manager, the Company and the Escrow Agent are unaffiliated parties, and this Agreement does not create any partnership or joint venture among them. This Agreement may be filed as exhibit to the Offering Document and the Escrow Agent and Transfer Agent consent to being named in any such Offering Document (including exhibits and amendments thereto) in connection with the Offering.

IN WITNESS WHEREOF, the undersigned have caused this Agreement to be executed by their duly authorized representatives as of the date first written hereinabove:

DEALER MANAGER:

DIVIDEND CAPITAL SECURITIES LLC

By:	/s/ CHARLES MURRAY
Name:	Charles Murray
Title:	President

COMPANY:

INDUSTRIAL PROPERTY TRUST INC.

By:	/s/ DWIGHT L. MERRIMAN III
Name:	Dwight L. Merriman III
Title:	Chief Executive Officer

ESCROW AGENT:

UMB BANK, N.A.

By:	/s/ LARA L. STEVENS
Name:	Lara L. Stevens
Title:	Vice President

EXHIBIT A

ESCROW FEES AND EXPENSES

Acceptance Fee
Review/draft agreement, establish account, Set up DST electronic files	$1,750

Annual Escrow Agent Fee	$2,000

Transactional Fees
Outgoing Wire Transfer	$15 each
Daily Recon File to Transfer Agent	$2.50 per Business Day
Wire Ripping to DST	$10 per Business Day
Web Exchange Access	$50 per month
Overnight Delivery/Mailings	$16.50 each
IRS Tax Reporting	$10 per Form 1099

Fees specified are for the regular, routine services contemplated by the Escrow Agreement, and any additional or extraordinary services, including, but not limited to disbursements involving a dispute or arbitration, or administration while a dispute, controversy or adverse claim is in existence, will be charged based upon time required at the then standard hourly rate. In addition to the specified fees, all expenses related to the administration of the Escrow Agreement (other than normal overhead expenses of the regular staff) such as, but not limited to, travel, postage, shipping, courier, telephone, facsimile, supplies, legal fees, accounting fees, etc., will be reimbursable.

Acceptance fee and Annual Escrow Agent fee will be payable upon the effectiveness of the Escrow Agreement. Thereafter, after one year from the effective date of the Escrow Agreement, the Annual Escrow Agent fee and Transactional Fees, if any, will be billed quarterly in arrears. Other fees and expenses will be billed as incurred.